UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 4)*

Spirit Airlines, Inc.

(Name of Issuer)

Common Stock, par value of $0.0001 per share

(Title of Class of Securities)

848577102

(CUSIP Number)

Todd E. Molz

Managing Director and General Counsel

Oaktree Capital Group Holdings GP, LLC

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

(213) 830-6300

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

July 31, 2012

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See § 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 848577102

1	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Oaktree Capital Management, L.P. [ID No. 26-0189082]

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds* Not applicable.

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 (1)

	8	Shared Voting Power

	9	Sole Dispositive Power 0 (1)

	10	Shared Dispositive Power

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* PN, IA

(1) Solely in its capacity as manager of OCM Spirit Holdings III-A, LLC, POF Spirit Domestic Holdings, LLC and POF Spirit Foreign Holdings, LLC.

CUSIP No. 848577102

1	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Oaktree Holdings, Inc. [ID No. 26-0179905]

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds* Not applicable.

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 (1)

	8	Shared Voting Power

	9	Sole Dispositive Power 0 (1)

	10	Shared Dispositive Power

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* CO

(1) Solely in its capacity as general partner of Oaktree Capital Management, L.P.

CUSIP No. 848577102

1	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Oaktree Capital Group, LLC [ID No. 26-0174894]

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds* Not applicable.

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 (1)

	8	Shared Voting Power

	9	Sole Dispositive Power 0 (1)

	10	Shared Dispositive Power

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

(1) Solely in its capacity as the managing member of Oaktree Holdings, LLC and the sole shareholder of Oaktree Holdings, Inc.

CUSIP No. 848577102

1	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Oaktree Capital Group Holdings GP, LLC [ID No. 26-0174883]

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds* Not applicable.

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 (1)

	8	Shared Voting Power

	9	Sole Dispositive Power 0 (1)

	10	Shared Dispositive Power

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

(1) Solely in its capacity as the manager of Oaktree Capital Group, LLC.

CUSIP No. 848577102

1	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person OCM Spirit Holdings III-A, LLC [ID No. 95-4833215]

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds* Not Applicable.

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

CUSIP No. 848577102

1	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person OCM Principal Opportunities Fund II, L.P. [ID No. 95-4833215]

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds* Not Applicable.

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power

	9	Sole Dispositive Power

	10	Shared Dispositive Power

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 (1)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* PN

(1) Solely in its capacity as a member of OCM Spirit Holdings III-A, LLC, POF Spirit Domestic Holdings, LLC and POF Spirit Foreign Holdings, LLC.

CUSIP No. 848577102

1	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person OCM Principal Opportunities Fund III, L.P. [ID No. 20-0379312]

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds* Not Applicable.

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power

	9	Sole Dispositive Power

	10	Shared Dispositive Power

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 (1)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* PN

(1) Solely in its capacity as a member of OCM Spirit Holdings III-A, LLC, POF Spirit Domestic Holdings, LLC and POF Spirit Foreign Holdings, LLC.

CUSIP No. 848577102

1	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person OCM Principal Opportunities Fund III G.P., L.P. [ID No. 20-0379203]

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds* Not applicable.

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power

	9	Sole Dispositive Power

	10	Shared Dispositive Power

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 (1)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* PN

(1) Solely in its capacity as general partner of OCM Principal Opportunities Fund III, L.P.

CUSIP No. 848577102

1	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Oaktree Fund GP I, L.P. [ID No. 26-0182151]

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds* Not applicable.

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power

	9	Sole Dispositive Power

	10	Shared Dispositive Power

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 (1)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* PN

(1) Solely in its capacity as general partner of OCM Principal Opportunities Fund III GP, L.P. and OCM Principal Opportunities Fund II, L.P.

CUSIP No. 848577102

1	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Oaktree Capital I, L.P. [ID No. 26-0181836]

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds* Not applicable.

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power

	9	Sole Dispositive Power

	10	Shared Dispositive Power

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 (1)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* PN

(1) Solely in its capacity as general partner of Oaktree Fund GP I, L.P.

CUSIP No. 848577102

1	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person OCM Holdings I, LLC [ID No. 26-0181752]

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds* Not applicable.

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power

	9	Sole Dispositive Power

	10	Shared Dispositive Power

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 (1)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

(1) Solely in its capacity as general partner of Oaktree Capital I, L.P.

CUSIP No. 848577102

1	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Oaktree Holdings, LLC [ID No. 26-0174909]]

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds* Not applicable.

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power

	9	Sole Dispositive Power

	10	Shared Dispositive Power

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 (1)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

(1) Solely in its capacity as managing member of OCM Holdings I, LLC.

The following constitutes Amendment No. 4 (“Amendment No. 4”) to the Schedule 13D filed by OCM Spirit Holdings, LLC, OCM Spirit Holdings II, LLC, Oaktree Capital Management, L.P., Oaktree Holdings, Inc., Oaktree Capital Group, LLC, Oaktree Capital Group Holdings, L.P., Oaktree Capital Group Holdings GP, LLC, OCM Principal Opportunities Fund II, L.P., OCM Principal Opportunities Fund III, L.P., OCM Principal Opportunities Fund III GP, L.P., Oaktree Fund GP I, L.P., Oaktree Capital I, L.P., OCM Holdings I, LLC and Oaktree Holdings, LLC, on June 3, 2011 (the “Original Schedule 13D,” and as amended by Amendment No. 1 filed on January 3, 2012, Amendment No. 2 filed on January 27, 2012 and Amendment No. 3 filed on May 7, 2012, the “Schedule 13D”).  This Amendment No. 4 amends the Schedule 13D, as specifically set forth below.  Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Schedule 13D.

Item 5. Interest in Securities of the Issuer

Items 5(a) and (b) are amended and restated to read as follows:

(a)-(b) On July 31, 2012, Holdings III-A, POF Domestic Holdings and POF Foreign Holdings entered into an Underwriting Agreement with the Issuer and Deutsche Bank Securities Inc. pursuant to which Holdings III-A, POF Domestic Holdings and POF Foreign Holdings agreed to sell 7,177,859, 2,026,480 and 190,588 shares of Common Stock of the Issuer, respectively (the “Underwriting Agreement”).  Following the consummation of the sale of Common Stock (the “Sale”) pursuant to the Underwriting Agreement, the Reporting Persons will not beneficially own any shares of Common Stock.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to the Securities of the Issuer

Item 6 of the Schedule 13D is hereby amended and supplemented by adding the following paragraphs.

Underwriting Agreement

On July 31, 2012, Holdings III-A, POF Domestic Holdings and POF Foreign Holdings entered into an Underwriting Agreement with Deutsche Bank Securities Inc. and the Issuer for the sale of an aggregate of 9,394,927 shares of Common Stock.

Item 7. Material to be Filed as Exhibits

Exhibit 1:                                           A written agreement relating to the filing of the joint acquisition statement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Exhibit 2:                                           Underwriting Agreement, dated as of July 31, 2012, among Spirit Airlines, Inc., Deutsche Bank Securities Inc., Holdings III-A, POF Domestic Holdings and POF Foreign Holdings.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  August 2, 2012

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Senior Vice President

OAKTREE HOLDINGS, INC.

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Senior Vice President

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director & Assistant Secretary

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Senior Vice President

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Senior Vice President

OCM SPIRIT HOLDINGS III-A, LLC

By:	Oaktree Capital Management, L.P.
Its:	Manager

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Senior Vice President

OCM PRINCIPAL OPPORTUNITIES FUND II, L.P.

By:	Oaktree Fund GP I, L.P.
Its:	General Partner

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Authorized Signatory

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

OCM PRINCIPAL OPPORTUNITIES FUND III, L.P.

By:	OCM Principal Opportunities Fund III GP, L.P.
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	General Partner

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Authorized Signatory

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

OCM PRINCIPAL OPPORTUNITIES FUND III GP, L.P.

By:	Oaktree Fund GP I, L.P.
Its:	General Partner

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Authorized Signatory

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

OAKTREE FUND GP I, L.P.

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Authorized Signatory

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

OAKTREE CAPITAL I, L.P.

By:	OCM Holdings I, LLC
Its:	General Partner

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Senior Vice President

OCM HOLDINGS I, LLC

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Senior Vice President

OAKTREE HOLDINGS, LLC

By:	Oaktree Capital Group, LLC
Its:	Managing Member

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director & Assistant Secretary

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Senior Vice President